UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to § 240.14a-12

eBay Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ____________________________________________________

(2)	Form, Schedule or Registration Statement No.: ____________________________________________________

(3)	Filing Party: ____________________________________________________

(4)	Date Filed: ____________________________________________________

On March 3, 2014, eBay Inc. (“the Company”) issued the following statement:

eBay Inc. Reiterates ‘The Truth About Skype’

In response to false and misleading information being disseminated by an activist shareholder about the company’s 2009 divestiture of Skype, eBay Inc. today reiterated previously disclosed public information. “The Truth About Skype” details the company’s acquisition of Skype, its decision to divest the business and Skype’s ultimate sale to Microsoft in 2011. The “Truth About Skype” demonstrates eBay Inc.’s track record of acting in the best interests of shareholders and the company’s long-term health.

The Truth About Skype

•	eBay Inc. acquired Skype in 2005 for $2.6 billion.
•	In 2007, eBay Inc. took a $1.4 billion write-down of Skype, acknowledging that the acquisition had not performed as expected.
•
In 2009, (John Donahoe became eBay Inc.’s President and CEO in 2008), the company’s board decided to divest Skype due to a lack of synergies with the company’s core businesses and its focus on commerce.

•	A process was launched to divest Skype. Challenges were widely reported in media, including IP litigation and other issues faced by Skype.
•	eBay explored an IPO and a sale of Skype, contacting multiple financial and strategic buyers.
•
In September 2009, after an exhaustive process, eBay sold a majority stake in Skype to an investor group led by private equity firm Silver Lake. Other investors included the Canadian Pension Plan Investment Board. The deal valued Skype at $2.75 billion, more than the company had paid for Skype in 2005.

•	eBay retained a 30% stake in Skype, ensuring potential upside to any future value creation.
•	The transaction was applauded -- eBay’s sales price was deemed to be robust. Here’s what others had to say:
o	The Economist Intelligence Unit:
•
“Rewind to earlier this year, when eBay said it planned to spin off the world’s biggest provider of web telephony with an IPO (initial public offering) in the first half of 2010. That was read by many as a sign that eBay wanted to unload Skype after failing to integrate the company into its core operations, and was now soliciting bids to cut its losses. At the time, industry watchers predicted eBay would not get anywhere near the US$2.6bn it paid for Skype, whose software makes it possible to make free telephone calls over the web, in 2005. They were proved wrong this week when Skype transferred control to a consortium that includes the Canada Pension Plan (CPP) and private-equity firms Index Ventures and Andreessen Horowitz (co-owned by Netscape founder Marc Andreessen) in deal that values Skype at US$2.75bn.”

•
“For all its challenges, however, Skype’s future is far more promising as a stand-alone operation with new management than as money pit pulling down eBay’s bottom line.” (“Reversal of Fortune,” The Economist Intelligence Unit, 9/3/2009)

o	Joe Nocera, The New York Times:
•	“Many people on Wall Street — and a number of telecommunications experts I spoke to — were stunned by the price Skype sold for, and not just because we are in the middle of a recession.”
•	“Many potential buyers had walked away, believing that eBay simply wanted too much.” (“The Cloud Hanging Over Skype,” Joe Nocera, The New York Times, 9/4/2009)
o
The New York Times: the sale was “at a valuation higher than many analysts had thought possible” and a “partial redemption for a deal that many Internet analysts said was an awkward fit.” (“In a Sale, Skype Wins a Chance to Prosper,” Brad Stone, The New York Times, 9/3/2009)

o
The Wall Street Journal’s Heard on the Street: “a higher price for Skype than many expected” but noted that the investor group faced challenges in profiting from its investment given the price paid for Skype (“eBay Manages to Pull Off Lucky Eskype,” Martin Peers, The Wall Street Journal, 9/2/2009).

o	Sanford Bernstein: a “great price” (quoted in “In a Sale, Skype Wins a Chance to Prosper,” The New York Times, 9/3/2009).
o
A portfolio manager at Thrivent Financial, an institutional eBay shareholder: “good deal” for eBay; “It shows management is focused back on the core business [of e-commerce], and that they’re making the right moves,” (“EBay Sells Skype to Investor Group,” Geoffrey A. Fowler and Cassell Bryan-Low, The Wall Street Journal, 9/2/2009).

•
An investor group that included Silver Lake Partners and the Canada Pension Plan Investment Board purchased a majority stake in Skype for $1.9 billion in cash and a $125 million note (eBay retained a 30% stake in Skype).

o	As the lead equity investor, Silver Lake Partners led the negotiations for this consortium.
o	As part of this group, Andreessen Horowitz owned approximately 3% of Skype, after contributing about $50 million of cash to the consortium.
•	Marc Andreessen recused himself from the eBay deliberations on the transaction.
•	Skype’s significant intellectual property litigation was settled, among other changes.
•
In May 2011, all of the equity in Skype was sold to Microsoft for $8.5 billion. Due to eBay’s 30% stake at the time of sale, the company realized a net gain of $1.4 billion on its original investment in Skype.

Icahn v. Reality

#1 Icahn Made-Up Fact:

The eBay board “gave away $4.5 billion to a board member.”

Real Facts

•	Nothing of the sort occurred.
•
The Silver Lake-led consortium, in which Andreessen-Horowitz held only a 3% interest, sold their stake of Skype to Microsoft for almost $6 billion, less what they paid for it, for a gain of slightly less than $4 billion for the consortium.

•	The gain occurred following the settlement of substantial litigation involving Skype.

#2 Icahn Made-Up Fact:

Marc Andreessen “bought 70% of Skype.”

Real Facts

•
Andreessen Horowitz was part of an investor group that purchased 70% of Skype in 2009 (“Skype Investors Will Reap From Sale to Microsoft,” Spencer E. Ante, The Wall Street Journal, 5/11/2011: “Andreessen Horowitz invested about $50 million” and was “the smallest shareholder, at 3%.”; “Confirmed: eBay Sells Skype in Deal Valuing it at $2.75 Billion,” Robin Wauters, TechCrunch, 9/1/2009: “The acquiring party is indeed an investor group led by private equity firm Silver Lake Partners, who likely paid the bulk of the amount Skype was sold for. Other investors include VC firms Andreessen Horowitz and Index Ventures (a previous investor in Skype), as well as the Canada Pension Plan (CPP) Investment Board.”; eBay 9/1/2009 8-K: “Mr. Marc L. Andreessen, a member of the board of directors of eBay, is a general partner of Andreessen Horowitz, which will own less than 5% of the Buyer.”).

#3 Icahn Made-Up Fact

The Skype transaction “preempted a planned Skype IPO.”

Real Fact:

The Board explored many avenues to de-risk their Skype investment, including a potential IPO. The Silver Lake deal was the most attractive path.

#4 Icahn Made-Up Fact

The investor group flipped Skype to Microsoft for a large profit at the expense of eBay’s shareholders.

Real Facts

•
Following the partial divestiture of Skype, a number of changes occurred which resulted in enhanced value to all of Skype’s shareholders, including eBay. Management was overhauled, and the product development cycle was sped up (see “Silver Lake Partners Wins $2.9 Billion Skype Payday,” Brad Stone, Bloomberg Businessweek, May 11, 2011).

•
With those changes in place, Skype was sold at an attractive valuation, which benefited eBay shareholders. eBay had the foresight to maintain a substantial 30% stake in Skype so that eBay investors could benefit from potential upside while mitigating downside risk and removing the need to manage and invest in Skype.

#5 Icahn Made-Up Fact

“Andreessen is buying companies from eBay,” and Mr. Andreessen “purchased large stakes in two former eBay subsidiaries.”

Real Fact

•	Mr. Andreessen has not bought a single company from eBay.

#6 Icahn Made-Up Fact

Marc Andreessen “has made investments in and actively advised, no less than five direct competitors of eBay” [Boku, Coinbase, Dwolla, Jumio, and Fab] . . . How can Mr. Andreessen be trusted to objectively advise Mr. Donahoe and the eBay Board about the strategic direction of PayPal when he has vested interest in so many of its competitors?”

Real Facts

•
Mr. Andreessen is a founding partner in Andreessen Horowitz Ventures, one of the most successful and respected venture capital firms in Silicon Valley. As such, he brings extraordinary insight, expertise and leadership to the Company.

•
VC representatives generally may have investments in other companies in similar or related fields and may sometimes raise potential conflicts. Rather than banishing valuable directors like Mr. Andreessen from their boardrooms, companies like eBay prefer to manage potential directors’ conflicts through scrupulous governance practices and full transparency.

•
When his board nominees’ venture capital or other connections created some conflicts, Carl Icahn has argued forcefully that a board would have to manage if they were elected by shareholders. Contrary to Icahn’s tune today -- that a venture capital director cannot be “trusted to objectively advise” a board if he or she has potential conflicts -- Icahn, in 2011, provided the following information to shareholders of another company in response to questions raised about whether his director nominees were conflicted due to their service on competitors’ boards:

o
In defense of his nominees: “[P]otential conflicts of interest are by no means rare, though, and seem to be especially frequent among technology and biotech companies. Each of those fields tends to be intensely technical by nature, and corporations involved in those areas often find that it is useful to have a board of directors with significant experience in those areas, which means that at least minor conflicts of interest often arise. In addition, these firms are frequently funded by venture capital; the venture capital firms invariably put their own directors on the boards; and those directors or their firms often have direct and material conflicts of interest because they usually fund/control potentially competitive corporations as well.” (1)

o
On his nominees’ potential conflicts: “The biopharma industry has standard practices on how to deal with potential director conflicts regarding business development opportunities. Directors simply recuse themselves in the event of a vote or decision that may present a conflict. The benefit of drawing upon knowledge and experience from shared, collective service on multiple biopharma boards heavily outweighs the potential conflict in these rare situations which are easily managed through recusal.” (2) Icahn also approved walling off directors as a sufficient way to address a conflict: “A general set of ‘best practices’ has evolved for dealing with [conflicts of interest],” and can “be dealt with by the methods used by thousands of other public and private corporations” and handled “with professionalism and very little fuss and bother. . . . Given the ubiquity of such conflicts, as well as similar situations in which directors or senior management might have conflicting interests, a general set of “best practices” has evolved for dealing with them. The first, and perhaps most important measure is that the existence of the potential conflict needs to be disclosed by the director to the board. Here, of course, that has already been done. Second, the directors should determine, on a case by case basis, whether they should wall themselves off from conflicted directors when making a decision with respect to a conflicted transaction.” (1) “[T]o the extent these potential conflicts of interest actually exist, they are routine matters with which corporate boards of directors normally deal and pose no significant issues.” (1)

o	“[A]n appropriate conflicts and recusal policy similarly could ameliorate any information-sharing concerns that might theoretically arise from interlocking board members.” (1)

Sources: (1) Icahn and his affiliates filed two opinions of legal counsel as supporting proxy materials in his proxy fight for Forest Laboratories Inc. (Letter from Ashby & Geddes, Counsel to Icahn Capital LP, 8/7/2011, http://www.sec.gov/Archives/edgar/data/38074/000092847511000188/frxdfan14a081111.txt; Letter from Arnold & Porter LLP, Antitrust Counsel to Icahn Capital LP, 8/7/2011, available at http://www.sec.gov/Archives/edgar/data/38074/000092847511000179/frxdfan14a080811ap.txt). (2) Open Letter from the Icahn Group to Forest Laboratories Shareholders, 4/7/ 2011, http://www.sec.gov/Archives/edgar/data/38074/000092847511000174/frxdfan14a080811.txt.

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

* * * * * *

On March 3, 2014, Marc Andreessen, a member of eBay Inc.’s board of directors, issued the following statement:

Statement by eBay Inc. Board Director Marc Andreessen

False and misleading accusations have been made against eBay and against me in my role as an eBay director. This post provides my perspective on those accusations and their surrounding context.

On the accusations:

I dispute all accusations that I have violated any of my duties to eBay shareholders.

Specifically:

* Throughout the eBay board’s process of divesting Skype, I fully disclosed my potential interest and recused myself from all deliberations on the transaction, including all discussions, negotiations, and decisions. I was uninvolved in eBay’s decision to spin off Skype and in eBay’s decision to choose to partner with the Silver Lake syndicate.

* eBay’s retained ownership in the Skype spinoff was 30% vs Andreessen Horowitz’s approximately 3%. That much larger ownership gave eBay a far bigger role in decision making on Skype after the spinoff than Andreessen Horowitz, as well as a far bigger economic payoff on the sale to Microsoft.

* Subsequent to the Skype transaction, I was re-elected to the eBay board in 2012 with virtually unanimous support -- 99.7% of votes -- of eBay shareholders. The Skype transaction received a high degree of public scrutiny when it happened; all of the facts around my role in the Skype transaction were fully public at that time; eBay has a very sophisticated body of shareholders; and if any of them saw any problem with my conduct around the Skype transaction, I am confident that they would have brought it up by 2012.

* Andreessen Horowitz’s minority investment in Fanatics was made over a year after eBay divested that business as a part of eBay’s acquisition of GSI Commerce; there was no possible conflict at that point. Further, there was no contemplation of Andreessen Horowitz investing in Fanatics at any time during eBay’s negotiation and purchase of GSI Commerce or eBay’s divestiture of Fanatics.

* I do not serve on the board of any company with any significant competitive overlap with eBay.

* I disclose any situation where I believe I may have a potential conflict and recuse myself from any eBay board deliberation when I believe I may have a potential conflict due to an investment in another company.

On the context:

Directors of all companies owe shareholders several duties, including the duty of loyalty. This duty focuses on avoidance or appropriate handling of conflicts of interest, and requires fair dealing by directors involved in transactions that could result in personal gain or financial conflicts with the company. To strengthen this duty and to further protect public company shareholders from potential conflicts of interest, directors are restricted in several different ways. These restrictions include:

(1) Prohibitions on one director serving on multiple company boards when those companies have any significant competitive overlap.

(2) Requirements that a director of a company disclose potential conflicts and recuse him/herself from board discussions and decisions when that director has potential conflicts, such as but not limited to an investment stake in another company.

(3) Restrictions on use of company confidential information by any director for any purpose other than that company’s benefit.

These protections are enforced by several layers of oversight and accountability, including:

(a) Each company’s legal counsel and broader board of directors.

(b) Regulatory agencies such as the SEC, as well as stock exchange rules.

(c) Shareholder votes, in which shareholders can vote directors in whom they lose confidence off the board.

(d) Shareholder litigation, which is very common and which is omnipresent on directors’ minds during board meetings.

All of these protections apply to directors of public companies in every industry and every field, including directors who are venture capitalists, hedge fund activists, private equity investors, operating executives, and independent board members.

Some people have floated a theory that today’s technology industry is more prone to potential conflicts because of the rapidly shifting nature of software. I don’t think that’s true. For example, in prior decades the conglomerate business model, in which companies would choose to acquire and operate in many unrelated industries, was more common -- a dynamic that would easily lead to unpredictable potential conflicts among boards and directors.

Some people have also floated a theory that venture capitalists are more prone to potential conflicts than other kinds of directors due to their investments in multiple companies at once. I also don’t think that’s true. For example, activist hedge fund managers also tend to hold equity stakes in many companies at the same time, creating the exact same kind of potential conflict.

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

*  *  *  *  *  *

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC” ) in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

* * * * * *